SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           Nutraceutix, Inc. ("NUTX")
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    67060V107
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                                 (CUSIP Number)

                                  June 30, 1999
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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 67060V107                    13G                     Page 2 of 4 Pages
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Consolidated Nutrition, L.C. 47-0782111
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Iowa
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                  5    SOLE VOTING POWER


                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0*
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0*
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0*
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0%*
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12  TYPE OF REPORTING PERSON*

    OO (limited liability company)
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 67060V107                    13G                     Page 3 of 4 Pages
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Item 1(a)

Name of Issuer:

Nutraceutix, Inc.

Item 1(b)

Address of Issuer's Principal Executive Offices:
8840 154th Avenue NE
Redmond, WA 98052-3864

Item 2(a)

Name of Person Filing:

Consolidated Nutrition, L.C.

Item 2(b)

Address of Principal Business Office or, if None, Residence:
12700 West Dodge Road
Omaha, NE 68154-6103

Item 2(c)

Citizenship:

Iowa

Item 2(d)

Title of Class of Securities:

Common Stock

Item 2(e)

CUSIP Number:

67060V107

Item 3

If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filings is a:

(a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

(b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

(d) |_| Investment company registered under Section 8 of the Investment Company Act.

(e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to rule 13d-1(c), check this box. |X|

Item 4

Ownership.

(a)   Amount beneficially owned: 0*

(b)   Percent of class: 0%*

(c)   Number of shares as to which the person has:

(i)   Sole power to vote or to direct the vote 0*

(ii)  Shared power to vote or to direct the vote 0*

(iii) Sole power to dispose or to direct the disposition of 0*

(iv)  Shared power to dispose or to direct the disposition of 0*

Item 5

Ownership of Five Percent or Less of a Class.

*Consolidated Nutrition, L.C. filed a Schedule 13G on October 5, 1998 in which it disclaimed

CUSIP No. 67060V107                    13G                     Page 4 of 4 Pages
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beneficial ownership of 1,920,000 shares of Nutraceutix, Inc. common stock. All such shares were transferred to Premier Agri Technologies Inc., a Delaware corporation and a wholly owned subsidiary of Archer-Daniels-Midland Company, a Delaware Corporation ("ADM") on June 30, 1999. Consolidated Nutrition, L.C. is 50% owned by ADM.

Item 6

Ownership of More than Five Percent on Behalf of Another Person.

Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Item 8

Identification and Classification of Members of the Group.

Item 9

Notice of Dissolution of Group.

Item 10

Certifications.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    February 8, 2000
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                                                  /s/ James W. Lindsay
                                        ----------------------------------------
                                                      (Signature)

                                        James W. Lindsay, Chairman and President
                                        ----------------------------------------
                                                    (Name and Title)